Date:	June 6, 2012	NEWS RELEASE
	For Release:	IMMEDIATELY
Hubbell Incorporated
40 Waterview Drive
Shelton, CT 06484
475-882-4000
	Contact:	James M. Farrell

DAVID G. NORD NAMED PRESIDENT AND CHIEF OPERATING OFFICER
OF HUBBELL INCORPORATED

SHELTON, CT. (June 6, 2012) – Hubbell Incorporated (NYSE:  HUBA, HUBB) has named David G. Nord President and Chief Operating Officer, effective June 6, 2012. Timothy Powers will remain as Chairman and CEO of the Company.

“Dave is an experienced financial leader with a strong operational grounding”, said Tim Powers. “He has a demonstrated ability to establish a clear direction and will help to drive performance across the enterprise; a great example is our margin expansion over the last five years. Both the Board and I look forward to working with Dave in this expanded role.”

Dave has served as Senior Vice President & Chief Financial Officer of Hubbell Incorporated since 2005. Prior to this he spent nearly 10 years at United Technologies in a number of senior leadership positions, including Vice President – Finance and Chief Financial Officer at Hamilton Sundstrand. Before his role at United Technologies, he held roles of increasing responsibility at Deloitte & Touche and The Pittston Company. He earned his degree from the University of Hartford.

“I am looking forward to the opportunities and challenges that this new role presents,” said Mr. Nord. “I am confident that we are well positioned for continued growth and to deliver increased value for our shareholders.”

With the appointment of Mr. Nord to the position of COO, William R. Sperry has been named Senior Vice President & Chief Financial Officer for the Company.

Bill served as Vice President, Corporate Strategy & Development for Hubbell Incorporated before this appointment. Prior to joining Hubbell in 2008, Bill worked in the investment banking industry, most significantly for J.P. Morgan. Prior to that, Bill worked as a consultant for McKinsey & Company, providing strategic advice to financial institutions.

Bill earned his bachelor’s degree in economics from Williams College and his MBA from Harvard Business School.

Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2011 revenues of $2.9 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Shelton, CT.